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North Asia Investment Corporation

PO Box 309, Ugland House

Grand Cayman

KY1-1104 Cayman Islands

3 July 2008

Dear Sirs

North Asia Investment Corporation

We have acted as counsel as to Cayman Islands law to North Asia Investment Corporation (the “Company”) in connection with the Company’s registration on Form F-1 (the “Registration Statement”), filed on 3 July 2008 with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended, relating to the registration by the Company of up to 6,900,000 units (the “Units”), with each Unit consisting of one ordinary share of US$0.0001 par value in the Company (the “Share”), and one warrant (the “Warrant”) to purchase one Share, including (i) 6,000,000 Units to be sold pursuant to the underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and Citigroup Global Markets, Inc. as representative of the Underwriters named therein; and (ii) 900,000 Units which may be issued on the exercise of an option granted to the Underwriters to cover over-allotments, if any. We are furnishing this legal opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	the Certificate of Incorporation of the Company dated 6 December 2007, and the Amended and Restated Memorandum and Articles of Association of the Company as adopted on 27 June 2008;

1.2	the written resolutions of the directors of the Company dated 27 June 2008 (the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.3	a Certificate of Good Standing issued by the Registrar of Companies (the “Certificate of Good Standing”);

1.4	a certificate from a Director of the Company a copy of which is annexed hereto (the “Director’s Certificate”);

1.5	the Registration Statement;

1.6	a draft of the warrant agreement and the warrant certificate (the “Warrant Documents”) constituting the Warrants;

1.7	a draft of the unit certificates (the “Unit Certificates”) constituting the Units; and

1.8	a draft of the Underwriting Agreement.

2	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1

the Warrant Documents, the Units and the Unit Certificates have been or will be authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands);

2.2

the Warrant Documents, the Units and the Unit Certificates are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands);

2.3

the choice of the laws of the State of New York as the governing law of the Warrant Documents and the Units has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

2.4

copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate;

2.5	all signatures, initials and seals are genuine;

2.6

the power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the Warrant Documents and the Unit Certificates;

2.7	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Units or the Shares or the Warrants comprising such Units; and

2.8

there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands;

3.2

the Shares to be offered and sold by the Company as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company against payment in full of the consideration, in accordance with the terms set out in the Registration Statement and the Underwriting Agreement and duly registered in the Company’s register of members, such Shares will be validly issued, fully paid and non-assessable.

3.3

The execution and deliver of the Warrant Documents and the issue and offer of the Units and the issue of the Unit Certificates by the Company has been authorised by and on behalf of the Company and, assuming the Warrant Documents and Unit Certificates have been executed and delivered by an Authorised Officer (as defined in the Resolutions), the Warrant Documents and the Unit Certificates have been duly executed and delivered on behalf of the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1

the term “enforceable” as used above means that the obligations assumed by the Company under the Warrant Documents and Unit Certificates are of a type which the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)

enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)

enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)

where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)

the Cayman Islands court has jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the Cayman Islands court will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	obligations to make payments that may be regarded as penalties will not be enforceable;

(g)

the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Warrant Documents and Unit Certificates in matters where they determine that such proceedings may be tried in a more appropriate forum; and

(h)

a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there exists doubt as to enforceability of any provision in the Warrant Documents whereby the Company covenants not to exercise powers specifically given to its shareholders by the Companies Law (2007 Revision) of the Cayman Islands, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association, or present a petition to a Cayman Islands court for an order to wind up the Company; and

4.2	to maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies;

4.3

under the Companies Law (2007 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2007 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error);

4.4	the obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands;

4.5	we make no comment with regard to the references to foreign statutes in the Warrant Documents or the Unit Certificates.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and to the reference to our name under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the US Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully
/s/ Maples and Calder

Maples and Calder

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